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                                                                       EXHIBIT 3

                       CONTINUATION OF BENEFITS AGREEMENT
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     THIS CONTINUATION OF BENEFITS AGREEMENT dated as of May 13, 1998, is entered into by and between Bertucci's, Inc., a Massachusetts corporation (the "Company"), and the undersigned Joseph Crugnale (the "Executive").

     WHEREAS, the Executive serves as the Chairman, Chief Executive Officer and President of the Company; and

     WHEREAS, the Company and its stockholders have an interest in the Executive's continued employment during a time when a "Change of Control" (as such term is defined herein) of the Company is under consideration by the Company's Board of Directors; and

     WHEREAS, the Company wishes to assure the Executive of certain benefits upon any termination of his employment following a Change of Control.

     NOW, THEREFORE, in consideration of the Executive's continued employment with the Company and other good and valuable consideration, the parties agree as follows:

     1.  Benefits Following Termination of Employment.  If the Executive's
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employment by the Company shall terminate or be terminated, whether by the
Company or by the Executive, for any reason whatsoever, during the twelve (12)- month period following a Change of Control (a "Qualified Termination"), the Company shall pay or make available to the Executive any rights, compensation, and benefits which are vested in the Executive or which the Executive has or is otherwise entitled to receive under any plan or program of the Company as such rights, compensation, or benefits become due. In addition, following a Qualified Termination, the Company shall, at its cost, during the twelve (12) months commencing on the Date of Termination, continue to provide the Executive with medical, dental, life and disability insurance benefits substantially equivalent to those in place, if any, on the Date of Termination. Such rights, compensation, and benefits shall be determined under, and paid or made available in accordance with, the Company's applicable insurance and other compensation or benefit plans, programs, and arrangements. Further, in the event of a Qualified Termination, the Company shall, at its cost, continue to provide to the Executive the use of the leased automobile now used by the Executive until the expiration of the current lease term.

     2.  No Duty to Mitigate Damages.  The Executive's benefits under this
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Agreement shall be considered in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation or benefits which he may receive from future employment.

     3.  Withholding.  Anything to the contrary notwithstanding, any payments
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required to be made by the Company hereunder to the Executive shall be subject to the
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withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     4.  Arbitration.  Any controversy or claim arising out of or relating to
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this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     5.  Legal Fees and Expenses.  The Company shall pay all legal fees and
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expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by the Executive in obtaining any right or benefit to which the Executive is entitled under this Agreement, but only if the Executive is the prevailing party in any contest, dispute or action to obtain such right or benefit.

     6.  Notices.  All notices shall be in writing and shall be deemed properly
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served (i) five days after mailing in the continental United States by registered or certified mail, (ii) upon personal delivery, (iii) one day after delivery to a recognized overnight service, or (iv) if sent by telecopy transmission to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     To the Company:    Bertucci's, Inc.
                        14 Audubon Road
                        Wakefield, MA  01880-1203
                        Attention:  President
                        Telecopy:  (781) 246-2224

     To the Executive:  At his home address, as set
                        forth on the records of the Company

     7.  Severability.  In the event that any provision of this Agreement shall
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be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

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     8.  General Provisions.
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     8.1  Binding Agreement.  This Agreement shall be binding upon and inure to
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the benefit of the parties and be enforceable by the Executive's personal or legal representatives or successors. If the Executive dies while any benefits would still be provided to his family hereunder or rights would still be exercisable by him hereunder as if he had continued to live, such benefits shall be provided to the Executive's family and such rights shall remain exercisable by the Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Executive.

     8.2  Successors.  This Agreement shall inure to and be binding upon the
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Company's successors and assigns.  The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to the Executive, to assume expressly this Agreement. This Agreement shall not otherwise be assignable by the Company.

     8.3  Amendment or Modification; Waiver.  This Agreement may not be amended
          ---------------------------------
unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     8.4  Continued Employment.  This Agreement shall not give the Executive any
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right of continued employment or any right to compensation or benefits from the
Company except the right specifically stated herein to certain benefits, and shall not limit the Company's right to change the terms of or to terminate the Executive's employment, with or without cause, at any time, except as may be otherwise provided in a written employment agreement between the Company and the Executive.

     8.5  Governing Law.  The validity, interpretation, performance and
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enforcement of this Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts.

     9.  Definitions.  For purposes of this Agreement, the following terms shall
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have the meanings indicated below:

     9.1 "Change of Control" shall mean any transaction in which any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned shares representing less than fifty percent (50%) of the voting power at elections for the Board of Directors of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company's capital stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own fifty percent (50%) or more of the voting power at elections for the Board of Directors of the Company.

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     9.2  "Date of Termination" shall mean the date on which Executive's employment as an employee of the Company terminates, regardless of whether Executive continues to serve on the Board of Directors of the Company or as a consultant or advisor to the Company or in any other non-employee capacity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.


                              BERTUCCI'S INC.


                              By:  /s/ Norman S. Mallett
                                   ---------------------
                                 Name:  Norman S. Mallett
                                 Title:  VP - Finance and Treasurer



                              EXECUTIVE:


                                   /s/  Joseph Crugnale
                                   --------------------
                                   Joseph Crugnale

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